Exhibit 99.1

Contact:    David W. Sharp

(713) 361-2630

For release December 15, 2004

HORIZON OFFSHORE ANNOUNCES PRESIDENT'S RESIGNATION,
APPOINTMENT OF CHIEF OPERATING OFFICER

HOUSTON---(December 15, 2004)---Horizon Offshore, Inc. (NASDAQ: HOFF) announced that Bill J. Lam, President of the Company, has exercised his right to terminate his employment with the Company in accordance with his employment contract. Mr. Lam will be entitled to receive deferred payments of the severance benefits due under his amended employment agreement. The Company's Board of Directors will begin a search, considering both internal and external candidates, for a Chief Executive Officer, a position currently held on an interim basis by Richard A. Sebastiao, who will remain as the Company's Chief Restructuring Officer until the search is completed.

"The Company is grateful to Mr. Lam for his service," John T. Mills, Chairman of the Board, said, "We wish him well in his future endeavors."

Horizon also announced that George G. Reuter, Senior Vice President and Group Executive, Projects and Proposals, has been promoted to Chief Operating Officer. He will immediately assume responsibility for the Company's worldwide operations. Mr. Reuter has over 25 years experience in the offshore construction industry. His experience includes operations in North America, Middle East, India, Africa, Southeast Asia and the North Sea.

"Our Board of Directors has great confidence in George's ability, as well as the energy he adds to the top level of the Company's management. He has been integral to the Company's successful performance of several major projects, and we look forward with confidence to his assuming this expanded role", said Mr. Mills.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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